                                                                    EXHIBIT 99.3

                        Centennial Communications Corp.
                           Offer for All Outstanding
                      14% Senior Discount Notes due 2005
                                in Exchange for
                      14% Senior Discount Notes due 2005


     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON THE EARLIER OF __________, 1999 (UNLESS EXTENDED) OR THE DATE ON WHICH 100% OF THE OLD NOTES ARE VALIDLY TENDERED AND NOT WITHDRAWN (THE "EXPIRATION DATE"). TENDERED OLD NOTES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.

To:  Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees

     Centennial Communications Corp. (the "Company") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated ____________, 1999 (as the same may be amended or supplemented from time to time, the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") certain 14% Senior Discount Notes Due 2005 (the "Exchange Notes") for its outstanding 14% Senior Discount Notes Due 2005 (the "Old Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Notes Registration Rights Agreement dated January 15, 1998 by and among the Company, Salomon Brothers Inc and Prudential Securities Incorporated.

     We are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

         1.  Prospectus dated ________________, 1999;

         2. The Letter of Transmittal for your use and for the information of your clients, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

         3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent (as defined below) prior to the Expiration Date (as defined below) or if the procedures for book-entry transfer cannot be completed on a timely basis;

         4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

         5. Return envelopes addressed to State Street Bank and Trust Company, the Exchange Agent (the "Exchange Agent") for the Old Notes.

     Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on ____________, 1999 (unless extended by the Company) or the date on which 100% of the Old Notes are validly tendered and not withdrawn (the "Expiration Date"). Old Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     If holders of Old Notes wish to tender but time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 9 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to State Street Bank and Trust Company, the Exchange Agent for the Old Notes, at its address set forth on the front of the Letter of Transmittal.

                              Very truly yours,



                              CENTENNIAL COMMUNICATIONS CORP.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

                                       3